EXHIBIT 10.K

AMENDED AND RESTATED HASBRO, INC.DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
(Effective as of January 1, 2024)

Article I – Purpose and Participation

1.1The purpose of this Plan is to enhance the ability of the Hasbro, Inc. (“Hasbro”) to attract and retain as members of its Board of Directors (“Board”) individuals of outstanding competence.

1.2Non-employee members (“Directors”) of the Board of Hasbro may elect to defer receipt of all or any portion of earned Director’s fees into either a stock unit account (the “Stock Unit Account”) or an interest-bearing account (the “Interest Account”). One-Quarter of a Director’s annual Board (and Committee Chair, if applicable) retainer fee shall be deemed earned on the last business day of each calendar quarter and all Board and Board committee attendance fees shall be deemed earned on the last business day of the calendar quarter in which the meeting is attended by the Director.

1.3Each Director must file with Hasbro by December 31 in any year a Deferral Election Form (Exhibit 1) indicating deferrals during the following calendar year.

1.4If any individual initially becomes a Director during a calendar year, he or she may elect to defer Director’s fees for subsequent services in that calendar year at any time before the start of such Director’s term.

Articles II – Deferred Compensation Accounts

2.1For record-keeping purposes only, Hasbro shall maintain a Stock Unit Account and an Interest Account.

2.2Stock Unit Account
The Stock Unit Account shall consist of credits to a Director’s account(“Stock Units”), each of which represents the right to receive one share of Hasbro common stock (“Common Stock”) upon settlement of the Stock Units Account.

As of the end of each calendar quarter, Hasbro shall credit to the Stock Unit Account a number of Stock Units equal to 110% (which includes a 10% deemed matching contribution by Hasbro (the “Hasbro Contribution”)) of the amount deferred into this account by the Director during the quarter.

Deferred director’s retainers and fees will be applied on the last business day of the calendar quarter to the hypothetical purchase of whole shares of Common Stock. Amounts remaining after the hypothetical purchase of whole shares shall be carried forward to the next quarter.

For purpose of determining the number of shares of Common stock which shall be credited to the Stock Unit Account, the hypothetical purchase shall be deemed to be made on the last day of such quarter at a price equal to the closing price of such shares as reported in the Wall Street Journal for the last trading day in that quarter.

The equivalent of any cash dividends paid with respect to the shares of Common Stock shall be applied on the last business day of the quarter in which such dividends are paid, based on the hypothetical number of shares of Common Stock in the Stock Unit Account as of the record date for such dividend. Such amount will then be converted into a number of Stock Units based upon the hypothetical purchase of shares of whole shares of Common Stock in accordance with the foregoing formula and credited to the Stock Unit Account. Amounts remaining after the hypothetical purchase of whole shares shall be carried forward to the next quarter.

In the event the Company pays a stock dividend or reclassifies or divides or combines its outstanding Common Stock then an appropriate adjustment shall be made in the hypothetical number of shares of Common Stock held in the Stock Unit Account.

Half of the 10% Hasbro Contribution shall vest (become nonforfeitable) on December 31 on the calendar year in which the deferred compensation otherwise would have been paid and the remaining half on the next December 31, but only to the extent that the participant is a Director on such vesting date. Unvested Hasbro Contributions shall vest immediately upon the death or total disability of the Director as determined by the Board or retirement by the Director at or after the mandatory retirement age then in effect.

2.3Interest Account
As of the end of each calendar quarter Hasbro shall credit to the Interest Account 100% of the amount deferred into this account by the Director during the quarter together with an amount equal to interest on the balance in the Interest Account during each quarter. Interest will be credited at a rate per annum for each calendar quarter based upon the average quoted rate for five year U.S. Treasury Notes for the last full week of the preceding calendar quarter and compounded quarterly.

Article III – Payments

3.1Payments or withdrawals from either the Stock Unit Account or the Interest Account or transfers between the two accounts shall not be allowed while the individual remains a Director of Hasbro.

3.2All amounts in a Director’s Stock Unit Account will automatically be converted into shares of Common Stock on the last day of the calendar quarter in which the first of the following two circumstances occur (i) the Director dies, resigns, retires or is removed from, or does not otherwise stand for reelection to, the Board, provided such event constitutes a "separation from service" within the meaning of Treasury Regulation Section 1.409A-l (h) or (ii) following any such event the Director has a "separation from service" within the meaning of Treasury Regulation Section l.409A-l(h). The number of shares of Common Stock into which the Stock Units will convert will be equal to the number of Stock Units. All shares of Common Stock to be distributed in settlement of Stock Unit Accounts under this Plan will be derived from shares of Common Stock authorized for issuance pursuant to the Restated 2003 Stock Incentive Performance Plan, as amended (and as amended, restated, modified, or supplemented).

3.3The payments called for by this Section 3.3 will begin in accordance with a Director’s election following such time as the participant is no longer a Director, provided the participant’s ceasing to be a Director constitutes a "separation from service" within the meaning of Treasury Regulation Section l.409A-l(h). If the participant’ ceasing to be a Director does not constitute a "separation from service", the payments will begin in accordance with the Director’s election following such time as the Director has a "separation of service. Commencing in fiscal year 2024, at the time of filing a Deferral Election Form, a Director must also file a Payment Election Form (Exhibit 2), indicating an election to receive (1) the entire amount in the Interest Account (or, as the case may be, the entire amount of shares of Common Stock distributed from the Stock Unit Account) immediately following the end of the quarter in which the participant is no longer a Director, (2) the entire amount in the Interest Account (or, as the case may be, the entire amount of shares of Common stock distributed from the Stock Unit Account) in the following January, or (3) payments from the Interest Account (or, as the case may be, shares of Common Stock distributed from the Stock Unit Account) annually over a period of up to ten years with the initial payment paid in the following January. For periods prior to fiscal year 2024, distributions of Common Stock from the Stock Unit Account shall be made at the same times as payments are made from the Interest Account. If no Payment Election Form is filed by the Director or is in effect at the time a participant is no longer a Director, the balance of the Interest Account or the Stock Unit Account, as the case may be, will be paid in installments over five years. Annual installments shall be calculated each year by dividing the unpaid amounts (or undistributed Shares) as of

January 1 of that year by the remaining number of unpaid installments.

3.4During the installment period, the unpaid balance in the Interest Account will continue to earn interest at the same rate as if the participant had continued as a Director. Additionally, if payment of the Stock Unit Account is made in annual installments pursuant to Section 3.3 clause (3), the Director’s Stock Unit Account will continue to be credited with dividend equivalents as provided in Section 2.2 until the entire balance of the Director’s Stock Unit Account has been distributed.

3.5If the Director or former Director dies before all payments has been made, payments(s) shall be made to the beneficiary designated on the Designation of Beneficiary Form (Exhibit 3). The designated beneficiary may be changed from time to time by delivering a new Designation of Beneficiary Form to Hasbro. If no designation is made, or if the named beneficiary predeceases the Director, payment shall be made to the Director’s estate.

Article IV – Miscellaneous

4.1Benefits provided under this Plan are unfunded obligations of Hasbro. Nothing contained in this Plan shall require Hasbro to segregate any monies from its general funds with respect to such obligations. This Plan is not an employee benefit plan as defined in the Employee Retirement Income Security Act of 1974, as amended, and is not intended for the benefit of any common law employee of the Company.

4.2The Board shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation and for carrying out the provisions hereof, and shall have all such powers as many be necessary to do so. The Board shall have the right to delegate from time to time the administration of the Plan, in whole or in part, to any committee of the Board. The decisions made, and the actions taken, by the Board or any committee thereof in the administration of the Plan shall be final and conclusive on all persons, and no member of the Board or any committee thereof shall be subject to individual liability with respect to the Plan.

4.3Neither the Director nor any beneficiary nor any next-of-kin shall have the right to assign or otherwise alienate the right to receive payments hereunder, in whole or in part, which payments are expressly non- assignable and non-transferable, whether voluntarily or involuntarily. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such amount, whether presently or thereafter payable, shall be void. Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Director.

4.4Hasbro shall withhold from amounts paid under this Plan any taxes or other amounts required to be withheld by law.

4.5The Board may at any time amend or terminate the Plan for whatever reasons it may deem appropriate. No amendment or termination shall (a) impair the rights of a participant with respect to amounts then in the participant’s account or (b) be effective without the written consent of the Continuing Directors. A “Continuing Director” means a director of Hasbro serving continuously as a director of Hasbro from and including December 6, 1993 or a person designated (before a simultaneously with initially becoming a Director) as a Continuing Director by at least a majority of the then Continuing Directors. All references to action by the Continuing Directors shall mean a vote of a majority of the total number of the then Continuing Directors.
4.6Each participant in the Plan will receive an annual statement indicating the amount credited to the participant’s accounts as of the end of the preceding calendar year.

4.7This Plan shall become effective with respect to retainer and attendance fees earned on and after January 1, 1994, with all elections and designations filed by the Directors prior to January 1, 1994 becoming effective as of such date.

4.8Nothing contained in the Plan shall be construed as a commitment by Hasbro to nominate any person for election or re-election to the Board. Nothing contained in this Plan shall be construed to create a right in any person to be elected or continued as a Director.

4.9This Plan shall be governed by the laws of the State of Rhode Island.

4.10The adoption of this Plan shall have no effect on the former Hasbro, Inc. Retirement Plan for Directors. Nothing contained in this Plan shall prevent Hasbro from adopting other or additional compensation plan or arrangements for non-employee Directors.